Amwest To Acquire Southern California Bonding Service, Inc.

Woodland Hills, CA - Thursday, March 7, 1996 - Amwest Surety Insurance Company, the nation's largest underwriter of specialty surety bonds, today announced an agreement to purchase 100% of the stock of Southern California Bonding Service, Inc. from Highlands Insurance Group.

Southern California Bonding Service, Inc. is one of the largest producers of probate and civil litigation bonds in California. With offices in Los Angeles, Garden Grove, San Diego and San Jose, Southern California Bonding Service, Inc. provides a variety of court and fiduciary bonds to the California legal community, including probate, fiduciary and attachment bonds, preliminary injunction bonds and other court-related obligations. During 1995, Southern California Bonding Service, Inc. wrote over $6.0 million in premiums.

"The addition of Southern California Bonding Service, Inc. to Amwest enables us to provide a complete line of coverages for the California legal community in all court matters," said Richard Savage, Chairman and Co-Chief Executive Officer of Amwest. "Southern California Bonding Service, Inc. has provided professional service for several decades. And together, we will bethe surety of choice for probate attorneys and conservators throughout California."

"We are delighted with the change in ownership," said James "Bubba" Lloyd, General Manager of Southern California Bonding Service, Inc. All of us are excited about being part of one of the largest surety insurance companies in the nation. The combination of our experience and the resources of Amwest will allow us to profitably increase our volume and provide better service to the California legal community."

Amwest Surety Insurance Company is a subsidiary of Amwest Insurance Group, Inc., which reported 1995 written premiums of $70,000,000 and assets of $148,000,000. Amwest provides a wide range of surety bonds, including contract performance bonds for the construction industry, commercial surety bonds, and bail bonds. Amwest is also the leading writer of court bonds in the state of California.

The Company operates through 30 branch offices nationwide and is licensed in all states, the District of Columbia, Puerto Rico, Guam and American Samoa. Founded in 1970, Amwest is publicly traded on the American Stock Exchange (AMEX, AMW), is Treasury-listed and rated "A" (Excellent) by A.M. Best Company.

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For Information, contact: Mr. Jeffrey Shonka, Vice President 818-592-3300